Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010, accompanying the consolidated financial statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year ended January 2, 2010 in the Annual Report of Sun Hydraulics Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Forms S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, File No. 333-124174, effective April 19, 2005, File No. 333-158245, March 27, 2009, and File No. 333-177448, effective October 21, 2011).

/s/ Kirkland, Russ, Murphy & Tapp, P.A.

March 12, 2012

Clearwater, Florida